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                                                                  EXHIBIT 99.356

                    FTR AUCTION DESIGN WORK GROUP: STRAWMAN 1

ISSUE 1: AUCTION DESIGN

Proposed process for addressing this issue:

A. Review the basic options under active consideration:

    1. Annual auction of FTRs for each interface in independent single-round auctions, in which winners pay market clearing price.

    2. Annual auction of FTRs for all interfaces in a single, simultaneous, multi-round auction, in which winners pay market clearing price.

    3. Annual or continuous release of FTRs through a transmission exchange. [Should arrange for an APX representative to define this option more thoroughly at the meeting.]

    4. Are there any other basic designs that people think should be considered?

B. Unearth any remaining issues related to auction design.

C. If there is no consensus, or there is uncertainty, about the best approach, decide on a process for obtaining expert guidance. Suggestions:

    1.  Solicit proposals from interested vendors; and

    2. Bring in market experts to discuss pros/cons of alternatives - at least two (Vernon Smith (AZ), and Bob Wilson (Stanford).

A general consensus seems to exist that, whatever the nature of an auction process, all winning bidders should pay the market clearing price and all contributors of rights to the auction should receive should receive market clearing price revenue. (Market clearing price is the price bid of the last-selected bidder.) Under such an approach, an entity that has rights may, in effect, retain its rights by bidding "infinity" to repurchase its rights. This reduces the objections that some existing rights-holders may have to mandatory contribution of their rights to the auction process.

ISSUE 2: FTR RELEASE SCHEDULE

A. Review alternatives

    1.  100% release in October 1998 and each year after that

    2. Phased release over several years (30% in 10/98, 65% in 10/99, 100% in 10/00)

    3. Phased release over year 1 (release 30% in October for 12 months, 35% more in January 1999 for 9 months, the remaining 35% in April 1999 for 6 months. In October 1999 and every year after that, 100% release.)

    4.  Other options?

B. Discuss pros/cons, and see if we can reach a consensus.


ISSUE 3: WHO SHOULD BE PROHIBITED FROM PURCHASING FTRs IN THE PRIMARY MARKET?


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A. Review alternatives

    1.  ISO, PTOs and UDCs

    2. ISO, and only those PTOs and UDCs that do not have retail load responsibilities (i.e., TOs/UDCs that have retail load responsibility may purchase some FTRs)

    3.  Only the ISO

    4.  Other options?

B. Discuss pros/cons, and see if we can reach a consensus.

Note: The issue of whether or not PX can purchase FTRs, due to its internally-imposed limitations, is not relevant to Issue 3. In addition, note that, even though PX might not be able to purchase FTRs, PX Participants can afford themselves of FTR protection by purchasing FTRs themselves and bringing them to the PX.


ISSUE 4: SECONDARY MARKET DEVELOPMENT

Should we try, at this stage of the process to define what are the sufficient conditions to certify that a viable secondary market exists?

Recommendation: this will have to be addressed at some time in the near future... but for now, let's assume that one will exist, and base our design on that premise.








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